EXHIBIT 10 (f)

                      TEMPORARY ANNEX A

                 1990 RESTRICTED STOCK PLAN

From August 7, 2000 until the date of the following regularly-scheduled meeting of the Compensation Committee, the authority of the CEO under Section 3 to grant awards of restricted stock shall be increased to allow aggregate grants of 175,000 shares of FON Stock and 150,000 shares of PCS Stock between meetings of the Compensation Committee.